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                                                                      Exhibit 38


             SAFETY-KLEEN CORP. COMMENTS ON NEW EXTENSION OF TENDER
                         OFFER BY LAIDLAW ENVIRONMENTAL


     ELGIN, Ill. - Feb. 18 - Safety-Kleen Corp. (SK:NYSE) today released the following statement from Donald W. Brinckman, chairman of the board and chief executive officer, on the latest extension of Laidlaw Environmental's ("LLE") unsolicited tender offer for Safety-Kleen shares:

     "The announcement today contains little that is news. We fully expected Laidlaw to extend its offer again.

     "We once again urge Safety-Kleen shareholders to return their proxies voting in favor of the SK Parent offer at the February 25 special meeting of shareholders."

     Safety-Kleen is an environmental and industrial service company dedicated to helping nearly 400,000 industrial and automotive customers recycle and process their waste streams.


FOR FURTHER INFORMATION CONTACT:

Maureen Fisk, Safety-Kleen Corp. (847-468-2452)